Exhibit 99.1

FOR IMMEDIATE RELEASE

HART Secures Common Stock Purchase Facility with Aspire Capital

Holliston, MA, December 15, 2015 - Harvard Apparatus Regenerative Technology, Inc. (HART) (Nasdaq: HART), a biotechnology company developing bioengineered organ implants for the esophagus, trachea and bronchus, today announced that it has entered into a two and a half year, $15.0 million common stock purchase agreement with Aspire Capital Fund, LLC, pursuant to which HART has completed an initial sale of 500,000 shares at $2.00 per share. Proceeds from the facility will be used to fund HART’s general corporate purposes, including research, development and commercialization activities.

Once a registration statement related to the transaction has been filed and declared effective by the SEC, HART will be able to sell common stock from time to time - at the company’s sole option - at prices based on prevailing market prices around the time of each sale. HART is not required to complete any further share sales pursuant to the agreement, nor is it precluded from securing other more favorable forms of financing.

Details of the purchase agreement and registration rights agreement will be filed with the SEC on Form 8-K today.

Jim McGorry, HART President and CEO, commented, “With this agreement, HART is in a solid position to fund our research, development and regulatory milestones targeted for 2016. The Aspire Capital facility should enable HART to enhance our financial position for future needs on an opportunistic basis over the next several quarters, in full transparency and while keeping shareholders’ interests at the forefront of our decision-making. Our Board evaluated several firms and structures and found that Aspire Capital, its funding structure and industry reputation offered the best approach to fund HART’s development program at this time. We are pleased to welcome Aspire Capital as a shareholder and look forward to working with them.”

Steven G. Martin, Managing Member of Aspire Capital, commented, “Given the promising results observed with the Gen2 implants in November, we believe that HART represents a significant investment opportunity and are very pleased to begin what we expect will be a successful long-term relationship. We are confident that HART, which is backed by experienced, capable management and world class advisors, will continue to make meaningful advances toward offering solutions for serious conditions affecting the esophagus, trachea and bronchus. With upcoming catalysts in 2016 including confirmatory results from longer-term large-animal studies with Mayo Clinic and a potential IND filing, we are looking forward to serving as an efficient and flexible source of capital.”

Aspire Capital Financing Agreement Benefits:

•	HART controls the timing and amount of all sales of common stock;
•	Aspire Capital is obligated to make share purchases as HART directs, pursuant to agreement;
•	There are no limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, participation rights or penalties;
•	Aspire Capital cannot hedge its HART share position; and
•	HART can terminate the agreement at any time without further cost or penalty.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Aspire Capital Fund, LLC

Aspire Capital is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

About HART (www.hartregen.com)

Harvard Apparatus Regenerative Technology (HART) makes bioengineered organ implants for life-threatening conditions. Our technology platform is to be used to restore function in the esophagus and the airways (trachea and bronchus). HART is completing further large-animal studies to refine our technology platform with the goal of filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration in 2016, seeking to initiate clinical trials for one of our three product candidates. Our first-generation trachea technology was used in five adult human trachea transplants approved under compassionate use exemptions, but none of our products are yet approved for marketing by a government regulatory authority.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any HART products by the FDA, EMA, MHRA or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of HART products, including those pertaining to the airway or esophagus, which such success may not be achieved or obtained on a timely basis or at all . These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the our implant products, bioreactors, scaffolds and other devices and product candidates we pursue; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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Investor and Media Contact:

Catalyst Global, LLC

David Collins, Tanya Kamatu

212 924 9800

hart@catalyst-ir.com